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                                                                    Exhibit 8(a)


                       [LETTERHEAD OF KIRKLAND & ELLIS]


                               October 14, 1997

General Motors Corporation
3044 West Grand Boulevard
Detroit, Michigan 48202

HE Holdings, Inc.
7200 Hughes Terrace
Los Angeles, California  90045-0066

     Re:  Tax Opinion re the Hughes Transactions
          --------------------------------------

Dear Sirs:

     In connection with the proposal to spin off HE Holdings, Inc. ("HE Holdings") from General Motors Corporation ("GM") (the "Hughes Defense Spin-Off"), along with those other transactions jointly referred to as the "Hughes Transactions," as described in the Solicitation Statement/Prospectus contained within the Registration Statements on Form S-4 (the "Registration Statements") of GM and HE Holdings initially filed with the Securities and Exchange Commission on October 6, 1997, you have requested our legal opinion concerning certain United States federal income tax consequences of the Hughes Transactions. Capitalized terms used herein that are not otherwise defined herein are as such items are defined in the Registration Statements.

     We have examined the Registration Statements, the private letter ruling received on July 14, 1997, (the "Ruling"), the representations made by you in the ruling request filed with the Internal Revenue Service on January 31, 1997 and in certain supplemental submissions (the "Ruling Request"), and such other documents and such legal authorities as we have deemed relevant for purposes of expressing the opinions contained herein.

     Our opinion is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), Treasury regulations promulgated and proposed thereunder (the "Regulations"), current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue

London             Los Angeles             New York             Washington D.C.


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                       [LETTERHEAD OF KIRKLAND & ELLIS]


General Motors Corporation
October 14, 1997
Page 2

Procedures and existing judicial decisions. In rendering this opinion, we have expressly assumed that the representations made by you and contained or described in the Registration Statement, the Ruling and the Ruling Request are true and correct.

     Based on the foregoing, and subject to the discussion set forth under the caption "Certain U.S. Federal Income Tax Considerations Relating to Certain of the Hughes Transactions" in the Registration Statements, in our opinion the material federal income tax consequences of the Hughes Transactions are as follows:

     The discussion set forth under the caption "Certain U.S. Federal Income Tax Considerations Relating to Certain of the Hughes Transactions" in the Registration Statements is based upon reasonable interpretations of existing law and fairly summarizes the federal income tax considerations that are likely to be material to a holder of GM common stock.

     The opinion set forth herein is based on relevant provisions of the Code, the Regulations, and interpretations of the Code and the Regulations by the courts and the IRS, all as they exist as of the date of this letter. All such provisions of the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

                                       Very truly yours,

                                       /s/ Kirkland & Ellis

                                       Kirkland & Ellis